[HIRSCH INTERNATIONAL CORP. LETTERHEAD]




                                                        January 9, 2006




To the Holders of the Class A Common Stock of Hirsch International Corp.


       Re:   Class A Proxy Card

Dear Stockholder:

     As you are aware, Hirsch International Corp. (the "Company") is holding its annual meeting on January 25, 2006. Towards those ends, you should have received a copy of the Company's proxy statement, annual report and a proxy card to permit you to vote your shares on the proposals indicated in the Company's proxy statement.

     It has come to our attention that due to a processing error, many of the holders of the Company's Class A Common Stock received proxy cards intended for the holders for the Company's Class B Common Stock. The main difference between the Class A proxy and the Class B proxy pertains to the directors which the holders of the Class A Common Stock and Class B Common Stock vote upon. The holders of the Company's Class A Common Stock are entitled to vote upon two Class A director nominees, while the holders of Company's Class B Common Stock are entitled to vote for the three Class B director nominees. If you, as a Class A stockholder, filled out and returned a Class B proxy, your vote for these directors will not be counted unless you fill out the enclosed Class A proxy card and promptly return same in the enclosed envelope. Your vote is very important. Please date sign and mail your proxy card in the enclosed envelope provided as soon as possible. We apologize for any inconvenience which this may have caused you.

     Should you have any questions or comments concerning this matter, please do not hesitate to contact me at 631-701-2169.


                                Very truly yours,


                                /S/Beverly Eichel
                                -----------------------------------------------
                                Beverly Eichel, Executive Vice President, Chief Financial Officer and Secretary